Exhibit 10.11

AMENDED AND RESTATED AGREEMENT

        THIS AMENDED AND RESTATED AGREEMENT is entered into as of August 23, 2006 by and between Jeffrey T. Arnold, a resident of the State of Georgia and HSW International, Inc., a Delaware corporation.

        WHEREAS, Parent and Consultant previously entered into a written agreement (the "Original Agreement") on April 20, 2006 (the "Effective Date") the complete terms and conditions pursuant to which Consultant will (i) serve as Chairman of the Board of Directors of Parent (the "Board"), upon being elected by the Board; and, (ii) provide additional consulting services, as provided below;

        WHEREAS, Parent and Consulting wish to amend and restate the Original Agreement as set forth herein.

        NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
DEFINITIONS

        As used in this Agreement, the following words or phrases shall have the meanings set forth below unless a different meaning plainly is required by the context:

        1.1   Agreement shall mean this Agreement between Parent and Consultant.

        1.2   CGI means Convex Group, Inc.

        1.3   Consultant shall mean Jeffrey T. Arnold.

        1.4   Effective Date shall mean the date first written above.

        1.5   HSW means HowStuffWorks, Inc.

        1.6   Parent shall mean HSW International, Inc., its successors and assigns, and any other corporation, partnership, limited liability company, sole proprietorship or other type of business entity into which Parent may be merged, consolidated or otherwise combined.

        1.7   Termination Date means the date of the expiration or earlier termination of this Agreement.

2.
DUTIES AND AUTHORITY

        2.1   Duties and Authority. Consultant is engaged and agrees to do the following (collectively, the "Services"):

          (a)   Consultant will serve as the Chairman of the Board ("Chairman"), upon being elected in accordance with Parent's bylaws. As Chairman, Consultant will have power and authority consistent with the Company's bylaws and his position as Chairman.

          (b)   Consultant will provide such consulting services to Parent as Consultant shall determine in his sole discretion. Such services may include the following:

            (i)    mentoring of Parent's Chief Executive Officer;

            (ii)   assisting in integration of the Contributed Content (as defined in Exhibit A) transferred from HSW to Parent;

            (iii)  investigate, exploit and develop markets for Contributed Content in the Territory (as defined in Exhibit A); or

            (iv)  such other services as Consultant shall determine in his sole and absolute discretion.

        2.2   Consultant's Efforts. During the Term, Consultant shall perform the Services when and where as Consultant shall determine in his sole and absolute discretion. Consultant shall not be required to devote any minimum amount of time or effort in performing the Services. Consultant does not guarantee any level of results from the Services.

        2.3   Consultant's Other Endeavors. Except as provided in the Restrictive Covenants, below, Consultant is not restricted from (i) engaging in any other employment or consulting; (ii) investing or trading in stocks, bonds, commodities or other forms of investment, including real property; (iii) managing his personal, financial and legal affairs; (iv) serving on civic or charitable boards or committees; (iv) serving on boards of other companies; (v) making personal appearances and lectures; or, (vi) any other activity that is not prohibited in the Restrictive Covenants. Parent shall not be entitled to any portion of any compensation paid to Consultant from any other source.

        Without limiting the foregoing, Parent hereby acknowledges and consents to:

          (1)   Consultant's continued performance of his duties and obligations thereunder during the Term with CGI under any agreement between Consultant and CGI that they may enter into, as may be amended, modified or renewed, from time to time (the "CGI Agreement"); and,

          (2)   Consultant's maintaining his position as an officer and Chairman of the Board of CGI and an officer and Chairman of the Board of HSW.

        2.4   Term. The initial term of this Agreement shall commence on the Effective Date hereof and shall continue for a period of two years (the "Term"), subject to earlier termination as provided in this Agreement.

3.
COMPENSATION

        3.1   Stock Options. In consideration of Consultant's execution and delivery of this Agreement, Parent shall grant Consultant options to acquire 3,000,000 shares of Parent's common stock (the "Basic Options") in accordance with Parent's 2006 Equity Incentive Plan (the "Incentive Plan"). In addition, Parent shall grant options to acquire an additional 1,000,000 shares, in the aggregate, of Parent common stock (the "Additional Options") under the Incentive Plan to one or more individuals in the Eligible Grantee Group (as defined in the next sentence). The Eligible Grantee Group consists of Consultant plus any other individual who has entered into a consulting agreement with Parent or is otherwise eligible to receive options under the Incentive Plan by virtue of an employment or consulting relationship with Parent. Consultant shall recommend to Parent a suggested manner of allocating the Additional Options among the Eligible Grantee Group (including Consultant). Parent shall not be obligated to adopt Consultant's recommended allocation, but all of the Additional Options shall be granted to persons within the Eligible Grantee Group. For purposes of this Agreement, the defined term "Options" means the Basic Options granted to Consultant and any Additional Options granted to Consultant. Unless otherwise defined herein, capitalized terms used in this Section 3.1 have the meanings assigned such terms in the Incentive Plan. In accordance with the Incentive Plan, Parent shall execute and deliver an Award Agreement for the Options to Consultant as soon as practicable. The Award Agreement will reflect Parent's standard terms and conditions for consultant stock option grants except as follows:

          (a)   The Options shall have an exercise price equal to 100% of the Fair Market Value on the date of the Award.

          (b)   One-half of the Options ("Signing Options") shall be fully vested on the date of the Award Agreement and the remaining one-half of the Options ("Second Half Options") shall be fully vested on the date of the second anniversary of the Effective Date ("Vesting Date"), subject to clauses (c) and (i) below.

          (c)   If Parent should terminate this Agreement for Cause prior to the Vesting Date, then the Second Half Options shall terminate with the termination of this Agreement. The Signing Options shall not terminate or otherwise be affected by a termination of this Agreement for any reason. "Cause" shall mean:

            (i)    Consultant's conviction of, or plea of nolo contendre to, a felony that results in material damage to the business or reputation of Parent;

            (ii)   Consultant's gross misconduct that results in material damage to the business or reputation of Parent;

            (iii)  Consultant's act of dishonesty or fraud in connection with the performance of his responsibilities with the intention that such act result in Consultant's improper and substantial personal enrichment; or

            (iv)  Consultant's violation or breach of any (x) contractual duty to Parent that results in substantial monetary harm to Parent or (y) any fiduciary duty owed to Parent.

No act or failure to act by Consultant shall constitute "Cause" under clause (iv) above if such act is done by Consultant in the good faith belief that such act is or was to be beneficial to Parent or one or more of its businesses, or such failure to act is due to Consultant's good faith belief that such action would be materially harmful to Parent or one of its businesses. If any of the events constituting Cause are capable of cure, Cause shall not exist unless and until Parent has delivered to Consultant a copy of a resolution duly adopted by a majority of the board of directors of Parent (the "Board") (excluding Consultant for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable notice (in no event less than thirty days' notice) to Consultant and an opportunity for Consultant, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Cause" exists, and specifying the particulars thereof in detail. The foregoing procedure before the Board shall not prevent Consultant from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that Consultant has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

          (d)   The term of the Option will be ten years from the date of the Award Agreement ("Option Term").

          (e)   Options which are vested shall be irrevocable and may be exercised in whole or in part, by Consultant, his heirs or estate, for the full remaining Option Term, regardless of whether this Agreement should terminate for any reason and regardless of Consultant's death or disability.

          (f)    The Common Stock issued to Consultant upon exercise of the Options shall not be Restricted Stock nor shall any Period of Restriction apply.

          (g)   The Award Agreement shall provide that the Options may be exercised at Consultant's election (i) in cash, (ii) by delivering shares of Common Stock previously acquired by Consultant, (iii) by having Parent withholding from the Option shares of Common Stock, or (iv) any combination thereof. The value of shares of Common Stock surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by Parent, the Options may be exercised through a broker in a so-called "cashless exercise" whereby the broker sells the Option shares on behalf of Consultant and delivers cash sales proceeds to Parent in payment of the exercise price. If the Fair Market Value cannot be determined in accordance with sub-Section 2.(s)(i) of the Incentive Plan, then at any time prior to Consultant's exercise of the

  Options, Consultant may make a written request to the Administrator for a written determination of the Fair Market Value as otherwise provided in sub-Section 2.(s) of the Incentive Plan and Parent shall cause the Administrator to provide such written determination to Consultant within a reasonable time not to exceed 30 days from the date of Consultant's request.

          (h)   Parent agrees to use commercially reasonable efforts to file and maintain the effectiveness of (and the availability of any related prospectus) a registration statement(s) registering the exercise of the Options or the sale or resale of any Common Stock acquired upon exercise of the Options.

          (i)    If a Change in Control should occur prior to the Vesting Date, the Second Half Options shall become fully vested as of the date of said Change in Control. The transactions set forth in the Merger Agreement (as defined in Exhibit A) shall not constitute a Change in Control for purposes of the Options or this Agreement.

        3.2   Expense Reimbursement. Parent shall reimburse Consultant for reasonable and necessary travel and other business related expenses, including entertainment expenses, incurred by him in performance of the Services. Parent expressly agrees that Consultant shall be entitled to first class travel and accommodations. Except as provided in this paragraph, all expense reimbursements shall be in accordance with Parent's expense reimbursement practices and policies in existence from time to time, subject to such verification and record keeping requirements as may be established from time to time by Parent. If, while on business travel, Consultant performs services for CGI, HSW, or another entity, Consultant shall reasonably allocate his expenses and seek appropriate reimbursement from Parent only for Parent's allocation of expenses.

        3.3   Indemnification and Insurance. At all times, Parent shall indemnify and hold harmless Consultant with regard to claims and liabilities arising from Consultant's performance of the Services to the maximum extent permitted by Delaware law and Parent's by-laws and articles of incorporation. This Section 3.3 shall survive any expiration or termination of this Agreement, for any reason. Parent shall indemnify Consultant as follows:

          (a)   General. Parent agrees that if Consultant is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Consultant is or was a trustee, director, officer, consultant, employee or agent of Parent or any of its merger or consolidation partners or any predecessor or successor to any of the foregoing, or any of their affiliates or is or was serving at the request of Parent, as a trustee, director, officer, member, consultant, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged to be an action in an official capacity as a trustee, director, officer, member, consultant, employee or agent while serving as a trustee, director, officer, member, consultant, employee or agent, Consultant shall be indemnified and held harmless by Parent to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Consultant in connection therewith, and such indemnification shall continue as to Consultant even if Consultant has ceased to be a trustee, director, officer, member, consultant, employee or agent, or is no longer engaged by Parent and shall inure to the benefit of his heirs, executors and administrators.

          (b)   Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

          (c)   Enforcement of Indemnification. If a claim or request under this Section 3.3 is not paid by Parent or on its behalf, within 30 days after a written claim or request has been received by Parent, Consultant may at any time thereafter bring suit against Parent to recover the unpaid amount of the claim or request and if successful in whole or in part, Consultant shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.

          (d)   Partial Indemnification. If Consultant is entitled under any provision of this Agreement to indemnification by Parent for some or a portion of any Expenses, but not, however, for the total amount thereof, Parent shall nevertheless indemnify Consultant for the portion of such Expenses to which Consultant is entitled.

          (e)   Advancement of Expenses. Expenses incurred by Consultant in connection with any Proceeding shall be paid by Parent in advance upon request of Consultant that Parent pay such Expenses, but only in the event that Consultant shall have delivered in writing to Parent (i) an undertaking to reimburse Parent for Expenses with respect to which Consultant is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by Parent has been met.

          (f)    Notice of Claim. Consultant shall give to Parent notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Consultant shall give Parent such information and cooperation as it may reasonably require and as shall be within Consultant's power and at such times and places as are reasonably convenient for Consultant. For these purposes, Parent's U.S. corporate headquarters automatically shall be deemed a place convenient for Consultant. Delay by Consultant in giving Notice of Claim shall not reduce or invalidate Consultant's rights under this Agreement unless, and to the extent, Parent is materially prejudiced by such delay.

          (g)   Defense of Claim. With respect to any Proceeding as to which Consultant notifies Parent of the commencement thereof:

            (i)    Parent will be entitled to participate therein at its own expense;

            (ii)   Except as otherwise provided below, to the extent that it may wish, Parent will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Consultant, which in Parent's sole discretion may be regular counsel to Parent and may be counsel to other officers and directors of Parent or any subsidiary. Consultant also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between Parent and Consultant, and under such circumstances the fees and expenses of such counsel shall be an Expense for which Consultant may be indemnified hereunder.

            (iii)  Neither party shall settle any action or claim in any manner which would impose any penalty that would be paid directly or indirectly by the non-settling party or create any limitation or liability on the non-settling party without his or its written consent. Neither Parent nor Consultant will unreasonably withhold or delay their consent to any proposed settlement.

          (h)   Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 3.3 shall not be exclusive of any other right which Consultant may have or hereafter may acquire under any statute or certificate of incorporation or by-laws of Parent or any subsidiary, parent entity, agreement, vote of shareholders or disinterested directors or trustees or otherwise. Notwithstanding the foregoing, Consultant agrees to notify Parent if Consultant is entitled to indemnification or the payment of expenses by any other person or entity, and Consultant acknowledges that Consultant shall not be entitled to any duplicative payments. If Consultant is so entitled to indemnification or the payment of expenses by any other person or entity, then Parent's obligations under this Section 3.3 shall be Consultant's primary source of indemnification and payment of expenses and Parent may not delay or withhold performance of any of its obligations under this Section 3.3 based on the existence of, or failure to exhaust, any secondary source of indemnification or payment of expenses.

          (i)    Insurance. In addition to Parent's obligations under this Section 3.3, Parent shall provide and maintain "Directors and Officers" insurance issued by a carrier with limits and terms that are commercially reasonable to Parent and reasonably acceptable to Consultant (the "D&O Coverage"). Parent shall continue to provide the D&O Coverage after the expiration or termination of this Agreement for any reason for so long as required by any applicable statute of limitations with respect to any Proceeding that could be brought against Consultant for any action or inaction by Consultant during the Term provided that the cost of such continued coverage is not commercially prohibitive. The D&O Coverage shall name Consultant as a named insured and Parent will provide Consultant with a certificate of insurance that evidences the foregoing and further provides that such D&O Coverage may not be cancelled or modified except upon 60 days prior written notice to Consultant. However, if at any time the required D&O Coverage is not obtained due to the reasons stated above, then Parent will create a self-insured reserve to be used solely for satisfying Parent's obligations Consultant under this Section 3.3 (the "Reserve"). Parent shall periodically pay into the Reserve an amount equal to the premium payments due or payable under the D&O Coverage that was most recently in effect and Parent's payments into the Reserve shall be made in advance on the anniversary of the expiration or cancellation of the last D&O Coverage in effect. The Reserve shall be maintained by Parent in a separate bank or money market account designated solely for satisfying Parent's obligations to Consultant under this Section 3.3 and may not be commingled with other funds. If maintained in an interest bearing account, all interest thereon, if any, shall be accumulated in the Reserve and accrue solely to the benefit of Parent. Accumulations of interest shall not reduce Parent's obligation to make any payments to the Reserve. Upon request by Consultant from time to time, Parent shall promptly provide Consultant with copies of bank statements, deposits or other information relating to the Reserve or the D&O Coverage that is required to determine that the Reserve is being properly maintained. The Reserve shall be maintained until the earlier of: (i) the date the D&O Coverage is re-obtained, as provided herein; or (ii) the date Parent no longer has any obligations under this Section 3.3. The existence of D&O Coverage or a Reserve shall not limit Parent's other obligations under this Section 3.3.

4.
RESTRICTIVE COVENANTS

        4.1   Covenant Not to Compete. Consultant agrees that, during the Term and for one year after the Termination Date, Consultant shall not, without the prior written consent of Parent, directly or indirectly, on his own behalf or in the service of or on behalf of others, within the Territories that existed during the Term (as that defined in Exhibit A), participate, (a) in the capacity of owner, manager, executive, employee, partner, sole proprietor, agent, representative, or consultant, (b) in any other capacity in which Consultant's duties would be substantially similar to the duties performed by Consultant for Parent, or (c) in the capacity of director, in any business which is competitive with the business of Parent.

        4.2   Reasonableness. Consultant has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on Parent under this Agreement, and Consultant hereby acknowledges and agrees that:

          (a)   the restrictions and covenants contained herein, and the rights and remedies conferred upon Parent, are necessary to protect the goodwill and other value of the business of Parent;

          (b)   the restrictions placed upon Consultant hereunder are fair and reasonable, will not prevent him from earning a livelihood, and place no greater restraint upon Consultant than is reasonably necessary to secure the business and goodwill of Parent;

          (c)   Consultant's performance of Services hereunder places him in a position of confidence and trust with Parent and its employees, customers and suppliers; and

          (d)   the provisions of this Article 4 shall be interpreted so as being reasonably necessary to protect the economic interests of Parent and do not unreasonably limit Consultant's ability to engage in employment and consulting activities in noncompetitive areas which do not endanger Parent's legitimate interests expressed in this Agreement.

        4.3   Remedy for Breach. Consultant acknowledges and agrees that his breach of any of the covenants contained in this Article 4 of this Agreement will cause irreparable injury to Parent and that remedies at law available to Parent for any actual or threatened breach by Consultant of such covenants will be inadequate and that Parent shall be entitled to specific performance of the covenants in this Article 4 or injunctive relief against activities in violation of this Article 4 by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of Parent to claim and recover monetary damages against Consultant for any breach of this Agreement, in addition to injunctive relief. Consultant acknowledges and agrees that the covenants contained in this Article 4 shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Consultant against Parent, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by Parent of said covenants.

5.
CONFLICT RESOLUTION PROCESS

        Parent acknowledges that Consultant has continuing duties and obligations with CGI and HSW. Parent further acknowledges that Consultant may create or discover corporate opportunities or other benefits which may benefit Parent as well as CGI or HSW or all of them. In order to prevent Consultant from having any responsibility for determining whether Parent, CGI or HSW should be the recipient of such opportunities or benefits, Parent acknowledges and agrees that Consultant shall not be in breach of his corporate, fiduciary, or any other duty to Parent if Consultant follows the Corporate Opportunity Procedures ("COP"), set forth in Exhibit A and attached hereto. Parent further agrees and acknowledges that Parent, CGI and HSW all participated in the drafting of the COP and due to the mutuality of interests of all the parties, that the COP is in the best interests of Parent. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be binding or become effective until CGI and HSW execute and deliver to Parent and Consultant their written agreement and consent to be bound by the provisions of the COP.

6.
MISCELLANEOUS PROVISIONS

        6.1   Invalidity of any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of the Agreement, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the remainder of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

        6.2   Termination Of Agreement. Either party may terminate this Agreement at any time.

        6.3   Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

        6.4   Arbitration. Notwithstanding anything to the contrary in this Agreement, all claims or disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement (with the exception of the provisions providing for injunctive relief) shall be referred to final and binding arbitration, before a neutral arbitrator mutually agreeable to the parties, under the commercial arbitration rules of the American Arbitration Association (the "AAA"), except as otherwise modified herein, held in New York City, New York. Upon presentation of a demand for arbitration, the parties shall attempt to select a mutually-agreeable arbitrator within 20 days. In the event that the parties are unable to agree upon an arbitrator, the AAA shall appoint an arbitrator from its panel of commercial arbitrators. The arbitrator's award shall be in writing and include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrators shall be final, binding and conclusive upon the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

        The arbitrator shall have the power to award (i) monetary damages, (ii) injunctive relief (preliminary and permanent), and (iii) legal fees and costs associated with the arbitration to the prevailing party. Any party against whom the arbitrators' award shall be issued shall not, in any manner, oppose or defend against any suit to confirm such award, or any enforcement proceedings brought against such party with respect to any judgment entered upon the award, and such party hereby consents to the entry of a judgment against such party, in the full amount thereof, or other relief granted therein, in any court of competent jurisdiction in which such enforcement is sought. The party against whom the arbitrator's award is issued shall pay the arbitrator's fees and each of the parties hereto hereby consent to the jurisdiction of any applicable court of general jurisdiction located in New York City, New York, with respect to the entry of such judgment and each irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of venue of such court.

        6.5   Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a wavier of any subsequent breach by the other party hereto.

        6.6   Successors and Assigns. This Agreement shall inure to the benefit of Parent and its affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Consultant's estate and/or legal representatives.

        6.7   Assignment of Agreement. This Agreement is not assignable by Consultant, but shall be freely assignable by Parent to any successor. Parent shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform it if no such succession had taken place.

        6.8   Independent Contractor. Consultant shall serve as an independent contractor with respect to the Services provided under this Agreement and Consultant shall be responsible for payment of all taxes, payroll taxes and the like on all amounts paid to him by Parent under this Agreement. Consultant shall cooperate with Parent and provide Parent with all necessary information for tax reporting purposes. Consultant agrees to indemnify and hold harmless Parent and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney's fees and other legal expenses, arising directly or indirectly from a determination by a court or agency that Consultant is not an independent contractor.

        6.9   Benefits. Consultant acknowledges and agrees and it is the intent of the parties that Consultant receive no Parent-sponsored benefits from Parent either as a consultant or employee, except as provided in this Agreement. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Parent's benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

        6.10 Confidential Information and Inventions. Consultant agrees to execute Parent's standard forms of (a) confidential information agreement; and, (b) invention assignment agreement, upon terms and conditions that are mutually agreeable to both parties.

        6.11 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

(a)	if to Consultant:	Jeffrey T. Arnold 3350 Peachtree Road One Capital City Plaza, Suite 1500 Atlanta, GA 30326
	with a copy to:	Adorno & Yoss LLP 2525 Ponce de Leon Boulevard Suite 400 Coral Gables, Florida 33134 Attention: Dennis J. Olle
(b)	if to Parent:	HSW International, Inc. 3350 Peachtree Road One Capital City Plaza, Suite 1500 Atlanta, GA 30326 Attention: Board of Directors

        For these purposes, notice shall be deemed delivered and received on the date of delivery in person or five days after deposit in the United States mail, postage prepaid and certified or registered, with return receipt requested. Each party may change the address to which notice may be sent by written notice given five days in advance to the other party in the foregoing manner.

        6.12 Entire Agreement. This Agreement and the exhibits hereto contain the entire agreement of the parties with respect to the subject matter hereof. All understandings and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement are merged into this document, which alone fully and completely expresses their agreement. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

        6.13 Survival of Provisions. The provisions of Section 3.3, Article 4 and Article 6 shall survive termination of this Agreement.

        6.14 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way deemed to limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

Consultant:
/s/ JEFFREY T. ARNOLD Jeffrey T. Arnold
HSW International, Inc.:
By:	/s/ BRADLEY T. ZIMMER
Title:	Secretary

EXHIBIT "A"

Corporate Opportunity Procedures

        These Corporate Opportunity Procedures ("COP") are agreed to by and among Convex Group, Inc. ("CGI"), Jeffrey T. Arnold ("JTA"), HSW International, Inc. ("Parent") and HowStuffWorks, Inc. ("HSW"). Certain terms are defined in this COP, as set forth in Section 1, below.

Recitals

        A. Prior to the execution and delivery of the Contribution Agreements, HSW owned all the rights, title and interests in the Licensed Content, and had a right to use the Sublicensed Content, in the United States, the Territory and the Other Markets.

        B. As CEO and Chairman of the Board of HSW, JTA was closely involved with the development, marketing, exploitation and implementation of other strategies that either created or added significant value to the Licensed Content and the Sublicensed Content.

        C. In connection with the further exploitation of the Licensed Content and the Sublicensed Content, HSW entered into the Merger Agreement in accordance with which Parent was granted certain rights to the Contributed Content in the Territories.

        D. Pursuant to the Stockholders Agreement, the parties thereto agreed, among other things, upon the division of rights and opportunities involving Licensed Content and the Sublicensed Content transactions in Other Markets.

        E. In order to maximize Parent's utilization of the rights to the Contributed Content in the Territories, Parent and JTA entered into the Consulting Agreement whereby JTA would assist Parent with the maximization of the Contributed Content in the Territories, in addition to pursuing his efforts to maximize the value of the Licensed Content and the Sublicensed Content on behalf of HSW in the United States and the Other Markets.

        F. Due to the history of the development of the Licensed Content and the Sublicensed Content and its anticipated development in the United States and the Other Markets and the anticipated development of the Contributed Content in the Territories, it will be time consuming and difficult for JTA to determine the application of the Opportunity Rules in the event he develops, proposes or otherwise becomes aware of a Business Opportunity.

        G. Therefore, it is the desire of CGI, HSW, Parent and JTA that JTA may freely focus on developing new markets, strategies and other efforts that may maximize the value of the Licensed Content in general and JTA will have complied with the Opportunity Rules and thereby discharged all of his corporate, fiduciary or any other duties to CGI, HSW and Parent so long as JTA complies with the terms and conditions of this COP.

        Now therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties agree as follows:

        1.     Definitions. As used in this COP, defined terms shall have the following meanings:

          (a)   "Board" means the Board of Directors of CGI, HSW or Parent, as the case may be.

          (b)   "Business Opportunity" shall mean any business opportunity directly involving or related to a business substantially similar to the business in which CGI, Parent or HSW is engaged, or a business which is under active development by CGI, Parent or HSW.

          (c)   "CGI" means the Convex Group, Inc.

          (d)   "Conflict Committee" shall mean a committee formed by Parent or HSW/CGI, as described in Section 2.

          (e)   "Consulting Agreement" means that certain Amended and Restated Consulting Agreement between JTA and Parent, dated as of August 23, 2006.

          (f)    "Contributed Content" means the rights in the Licensed Content and the Sublicensed Content contributed, licensed or transferred to Parent under the Contribution Agreements.

          (g)   "Contribution Agreements" means those certain Contribution Agreements between HSW and Parent, dated as of the Closing Date (as defined in the Merger Agreement).

          (h)   "HSW" means HowStuffWorks, Inc.

          (i)    "JTA" means Jeffrey T. Arnold.

          (j)    "Licensed Content" has the meaning ascribed to it in the Contribution Agreements.

          (k)   "Merger Agreement" means that certain Agreement and Plan of Merger, by and among Intac International, Inc., a Nevada corporation, HSW, Parent and HSW International Merger Corporation, a Nevada corporation and a wholly owned subsidiary of Parent, dated as of April 20, 2006, as may be amended from time to time.

          (l)    "Opportunity Notification" shall mean (i) written notification from JTA to either Parent or HSW, as the case may be, of any Business Opportunity which shall set forth in reasonable detail so as to identify the nature of the Business Opportunity that is either proposed or known or developed by JTA; or (ii) any oral disclosure of a Business Opportunity by JTA at a meeting of the Board of either HSW or Parent, provided that the disclosure is reflected in the Board's minutes or other written transcript of such meeting.

          (m)  "Opportunity Rules" means the following: (i) the terms and conditions set forth in Article 5 of the Stockholders Agreement; and (ii) the respective rights, interests or determinations of any of Parent, HSW and CGI, as applicable, with respect to the pursuit of any Business Opportunities, including where the interests of one or more of them may be in conflict.

          (n)   "Other Markets" means any territory or geographic area outside the United States or the Territories.

          (o)   "Other Market Transaction" has the meaning ascribed to it in the Stockholders Agreement.

          (p)   "Parent" means HSW International, Inc.

          (q)   "Stockholders Agreement" means that certain Stockholders Agreement by and among Parent, HSW and Wei Zhou, a citizen of Germany, dated as of April 20, 2006, as may be amended from time to time, to be effective as of the effective time under the Merger Agreement.

          (r)   "Sublicensed Content" has the meaning ascribed to it in the Contribution Agreements.

          (s)   "Territories" means, collectively, each "Territory" as defined in the Contribution Agreements.

        2.     Conflict Committee. HSW and Parent shall each form a Conflict Committee, in such manner as each of them shall determine. CGI shall participate and be a part of HSW's Conflict Committee as CGI and HSW shall mutually determine. HSW's Conflict Committee is hereby authorized to represent and act on behalf of CGI and an Opportunity Notification to HSW shall be deemed to be an automatic and simultaneous notification to CGI.

        3.     Business Opportunity Notification. If JTA should determine that a Business Opportunity may have arisen in the context of this COP, he may avail himself of this COP by disclosing such Business Opportunity to either HSW or Parent or both, by giving an Opportunity Notification to all or either of them. However, upon giving an Opportunity Notification, JTA shall not be required to (i) determine the proper party to whom an Opportunity Notification should be given; or (ii) give an Opportunity Notification to both HSW and Parent.

        4.     Determination of Opportunity Rules. Upon receipt of an Opportunity Notification, the recipient shall present the Opportunity Notification to its Conflict Committee, who shall then determine the application of the Opportunity Rules. Each of CGI, HSW and Parent acknowledges and agrees as follows: (a) if HSW receives an Opportunity Notice, HSW shall notify Parent of such Opportunity Notice, and (b) if Parent receives an Opportunity Notice, Parent shall notify HSW of such Opportunity Notice. Such notification from Parent to HSW and/or HSW to Parent shall be treated as a courtesy notification only; in no event shall such notification be construed as a determination that the applicable Business Opportunity should be an opportunity for Parent, HSW, or CGI. Subject to the Stockholders Agreement, the Contribution Agreements, or other agreements entered into between HSW and Parent, each of CGI, HSW and Parent further acknowledges and agrees that to the extent that the efforts and services of JTA relate solely to the use and exploitation of the Contributed Content in the Territories, such efforts shall be deemed to be made for the benefit of Parent and all other efforts and services of JTA, whether or not relating to the use and exploitation of the Licensed Content and/or the Sublicensed Content in the United States or the Other Markets, shall be deemed to be made by JTA for the benefit, and in his capacity as an employee, of HSW and CGI, as applicable.

        5.     JTA Not Obligated to Determine Opportunity Rules. Under no circumstances shall JTA be obligated to interpret the Opportunity Rules. Upon giving of an Opportunity Notification to any one of HSW or Parent, JTA shall have satisfied all of his corporate, fiduciary or any other duties to all of CGI, HSW and Parent with respect to such Business Opportunity, regardless of whether (i) any Conflict Committee should act or fail to act; or (ii) if any Conflict Committee should correctly or incorrectly determine the application of the Opportunity Rules.

        6.     Amendment to COP. These COP's may not be amended or modified except in writing executed by JTA, CGI, HSW and Parent.